EXECUTED COPY

Exhibit 10.1

$250,000,000

FIVE-YEAR CREDIT AGREEMENT

Dated April 15, 2005

among

HEARST-ARGYLE TELEVISION, INC.
as Borrower

THE LENDERS PARTY HERETO

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

BANK OF AMERICA, N.A. and
WACHOVIA BANK, NATIONAL ASSOCIATION
as Co-Syndication Agents

HARRIS NESBITT and
BNP PARIBAS
as Co-Documentation Agents

J.P. MORGAN SECURITIES INC.	BANC OF AMERICA SECURITIES LLC
As Joint Bookrunners and Joint Lead Arrangers

(i)

(ii)

Page
SECTION 6.09. Fiscal Year	54
SECTION 6.10. Certain Financial Covenants	54

ARTICLE VII

EVENTS OF DEFAULT

ARTICLE VIII

THE ADMINISTRATIVE AGENT

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices	59
SECTION 9.02. Waivers; Amendments	60
SECTION 9.03. Expenses; Indemnity; Damage Waiver	61
SECTION 9.04. Successors and Assigns	62
SECTION 9.05. Survival	65
SECTION 9.06. Counterparts; Integration; Effectiveness	65
SECTION 9.07. Severability	66
SECTION 9.08. Right of Setoff	66
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process	66
SECTION 9.10. WAIVER OF JURY TRIAL	67
SECTION 9.11. Headings	67
SECTION 9.12. Treatment of Certain Information; Confidentiality	67
SECTION 9.13. USA Patriot Act	68

(iii)

SCHEDULE 2.01	- Commitments
SCHEDULE 3.13	- Material Debt Agreements and Liens
SCHEDULE 3.14	- Subsidiaries
SCHEDULE 6.06	- Certain Affiliate Transactions

EXHIBIT A	- Form of Assignment and Assumption
EXHIBIT B	- Form of Opinion of Counsel to the Borrower

(iv)

     FIVE-YEAR CREDIT AGREEMENT dated as of April 15, 2005, among HEARST-ARGYLE TELEVISION, INC.; the LENDERS party hereto; BANK OF AMERICA, N.A., and WACHOVIA BANK, NATIONAL ASSOCIATION as Co-Syndication Agents; HARRIS NESBITT and BNP PARIBAS as Co-Documentation Agents; and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

          The Borrower (such term and each other capitalized term used in the preamble or this introductory paragraph having the meaning specified in Article I) has requested that (a) the Lenders extend credit to it in the form of Revolving Loans in an aggregate principal amount at any time outstanding not in excess of $250,000,000, less the LC Exposure and the Swingline Exposure at such time, (b) the Swingline Lender extend credit to it in the form of Swingline Loans in an aggregate principal amount at any time outstanding not in excess of $25,000,000 and (c) the Issuing Lender issue Letters of Credit in an aggregate face amount at any time outstanding not in excess of $50,000,000. The Lenders, the Swingline Lender and the Issuing Lender are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          “Acquisition” means an acquisition of additional television broadcasting stations, additional broadcast industry related assets or other assets or businesses pursuant to a merger or consolidation, a purchase of stock or assets or the entering into of an LMA Arrangement.

          “Additional Borrower Indebtedness” means Indebtedness of the Borrower incurred in accordance with the provisions of Section 6.01(g).

          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          “Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

          “Administrative Agent Fee Letter” means the Administrative Agent Fee Letter dated December 17, 2004 between the Administrative Agent and the Borrower.

          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          “Applicable Margin” means, with respect to any ABR Loan (including any Swingline Loan) or Eurodollar Loan (except as otherwise provided in any Incremental Credit Agreement with respect to any Incremental Term Loan), or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Loans”, “Eurodollar Loans” or “Commitment Fee”, as the case may be, based upon the Leverage Ratio as at the last day of the fiscal quarter most recently ended as to which the Borrower has delivered financial statements pursuant to Section 5.01 (or, prior to the delivery of the first of such statements after the Effective Date, upon the Leverage Ratio set forth in the certificate of a Financial Officer delivered pursuant to Section 4.01(e)):

Leverage Ratio	Eurodollar Loans	ABR Loans	Commitment Fee
Less than or equal to 1.5 to 1.0	0.500%	0.000%	0.150%
Less than or equal to 2.5 to 1.0 but greater than 1.5 to 1.0	0.625%	0.000%	0.150%
Less than or equal to 3.5 to 1.0 but greater than 2.5 to 1.0	0.750%	0.000%	0.175%
Less than 4.5 to 1.0 but greater than 3.5 to 1.0	0.875%	0.000%	0.200%
Greater than or equal to 4.5 to 1.0	1.000%	0.000%	0.250%

          Each change in the “Applicable Margin” based upon any change in the Leverage Ratio shall become effective for purposes of the accrual of interest and commitment fees hereunder (including in respect of all then-outstanding Loans and Commitments) on the date three Business Days after the delivery to the Administrative Agent of the financial statements of the Borrower and its Subsidiaries indicating such change pursuant to Section 5.01, and shall remain effective for such purpose until three Business Days after the next delivery of such financial statements to the Administrative Agent hereunder; provided that, notwithstanding the foregoing, the Applicable Margin shall be the highest rates provided for in the above schedule for any period during which the Borrower shall be in default of its obligation to deliver financial statements for any fiscal period by the times specified in Section 5.01 (but upon the cure or waiver of any such Default, this proviso shall no longer be applicable until another such Default shall occur).

          “Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

          “Arrangement Fee Letter” means the Arrangement Fee Letter dated December 17, 2004 between the Arrangers and the Borrower.

          “Arrangers” means J.P. Morgan Securities Inc. and Banc of America Securities LLC.

          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and a permitted assignee (with the consent of the party or parties whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

          “Borrower” means Hearst-Argyle Television, Inc., a Delaware corporation.

          “Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

          “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

          “Broadcast Cash Flow” means, for any period, the EBITDA for such period plus Corporate Overhead for such period.

          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          “Change of Control” means that (a) an aggregate of at least 35% of the outstanding shares of capital stock of the Borrower shall cease to be owned beneficially by (i) Hearst and (ii) all “Permitted Transferees” under and as defined in the Amended and Restated Certificate of Incorporation of the Borrower as in effect on the date hereof or (b) Hearst and such “Permitted Transferees”, collectively, shall cease to be able to elect a majority of the members of the Board of Directors of the Borrower (or such greater number of the members of such Board of Directors as shall be necessary, under the Certificate of Incorporation and by-laws of the Borrower, to approve all actions requiring approval of such Board of Directors assuming full attendance by all members of such Board of Directors at a meeting thereof).

          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority with which, if the same does not have the force of law, such Lender or the Issuing Lender believes in good faith that it would be disadvantageous not to comply, in each case made or issued after the date of this Agreement.

          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Term Loans (with the Incremental Term Loans made on any one date to constitute a separate Class) or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or an Incremental Term Commitment.

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          “Commitment” means a Revolving Commitment or an Incremental Term Commitment, or any combination thereof (as the context requires).

          “Consolidated Net Income” for any period means the net income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding:

     (a) the proceeds of any life insurance policy,

     (b) any gains arising from (i) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of the gains during such period exceeds the aggregate amount of the losses during such period from the sale, abandonment or other disposition of assets (other than current assets), (ii) any write-up of assets or (iii) the acquisition of outstanding securities of the Borrower or any Subsidiary,

     (c) any amount representing any interest in the undistributed earnings of any other Person (other than a Subsidiary),

     (d) any earnings, prior to the date of acquisition, of any Person acquired in any manner, and any earnings of any Subsidiary prior to its becoming a Subsidiary,

     (e) any earnings of a successor to or transferee of the assets of the Borrower prior to its becoming such successor or transferee,

     (f) any deferred credit (or amortization of a deferred credit) arising from the acquisition of any Person, and

     (g) any extraordinary gains not covered by clause (b) above.

          “Consolidated Net Worth” means, at any date, on a consolidated basis without duplication for the Borrower and its Subsidiaries, (a) the sum of (i) capital stock taken at par or stated value plus (ii) capital in excess of par or stated value relating to capital stock plus (iii) retained earnings (or minus any retained earnings deficit) minus (b) the sum of treasury stock, capital stock subscribed for and unissued and other contra-equity accounts, all determined in accordance with GAAP.

          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

          “Convertible Junior Subordinated Debentures” means the 7.5% Convertible Junior Subordinated Deferrable Interest Debentures of the Company outstanding on the date hereof in an amount not exceeding $206,185,601 issued to Hearst-Argyle Trust.

          “Convertible Junior Subordinated Debentures Indenture” means the Indenture dated as of December 20, 2001 between the Borrower and Wilmington Trust Company.

          “Corporate Overhead” means, for any period, all amounts paid or incurred by the Borrower and its Subsidiaries (determined on a consolidated basis) during such period in respect of all items of general corporate overhead and administrative expenses and the like, including (a) all such amounts paid or payable to any Affiliate of the Borrower other than any Subsidiary and (b) all Management Fees.

          “Declaration of Trust” means the Amended and Restated Declaration of Trust dated as of December 20, 2001 between the Hearst-Argyle Trust and the trustees named therein.

          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          “Dividend Payment” means dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Borrower or of any warrants, options or other rights to acquire the same (or, other than in respect of employee compensation arrangements entered into in the ordinary course of business, to make any payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market or equity value of the Borrower or any of its Subsidiaries), but excluding dividends payable solely in shares of any class of capital stock of the Borrower (other than capital stock that is redeemable prior to the Maturity Date).

          “dollars” or “$” refers to lawful money of the United States of America.

          “EBITDA” means, for any period, the net income (loss) of the Company and the Subsidiaries for such period (determined on a consolidated basis by reference to GAAP) plus, to the extent deducted in computing such consolidated net income for such period, the sum (without duplication) of (a) consolidated net interest expense (including net interest expense payable to the Hearst-Argyle Capital Trust), (b) consolidated income tax expense, (c) depreciation and amortization expense (excluding amortization of program rights), (d) extraordinary or non-recurring expenses or losses and (e) equity in the net loss of affiliates in which the Borrower holds a minority interest, minus, to the extent included in computing such consolidated net income for such period, equity in the net income of affiliates in which the Borrower holds a minority interest. If during any period for which EBITDA is being determined the Borrower or any Subsidiary shall have made any Acquisition, then, for all purposes of this Agreement, EBITDA shall be determined on a pro forma basis for such period as if the relevant Acquisition had been made or consummated on the first day of such period.

          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          “Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or of a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

          “Event of Default” has the meaning assigned to such term in Article VII.

          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits tax or any similar tax imposed by any jurisdiction referred to in the preceding clause (a), and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.17(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

          “Existing Senior Debt” means, collectively, the Private Placement Debt, Indebtedness evidenced by the Senior Notes and the Indebtedness evidenced by the Senior Debentures.

          “FCC” means the Federal Communications Commission or any governmental authority substituted therefor.

          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          “Fee Letters” means the Administrative Agent Fee Letter and the Arrangement Fee Letter.

          “Film Obligations” means obligations in respect of the purchase, use, license or acquisition of programs, programming materials, films and similar assets used in connection with the business and operation of the Borrower and its Subsidiaries.

          “Financial Officer” means the chief financial officer, vice-president of finance, principal accounting officer, treasurer or controller of the Borrower.

          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

          “GAAP” means, subject to the terms of Section 1.04 hereof, generally accepted accounting principles in the United States of America.

          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding (a)

endorsements for collection or deposit in the ordinary course of business and (b) typical and customary indemnification obligations, and representations and warranties, made in connection with the purchase or sale of property or the issuance of securities. The terms “Guarantee” and “Guaranteed”, when used as verbs, shall have correlative meanings.

          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          “Hearst” means The Hearst Corporation, a Delaware corporation.

          “Hearst-Argyle Trust” means Hearst-Argyle Capital Trust, a Delaware statutory business trust and wholly owned unconsolidated Subsidiary of the Borrower.

          “Hearst-Argyle Trust Common Securities” means Hearst-Argyle Trust’s Common Securities.

          “Hearst-Argyle Trust Preferred Securities” means Hearst-Argyle Trust’s 7.5% Convertible Preferred Securities.

          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, equity derivative or other interest or currency exchange rate or commodity price hedging arrangement.

          “Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Commitment, or any combination thereof (as the context requires).

          “Incremental Credit Agreement” shall mean an Incremental Credit Agreement, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Revolving Lenders or Incremental Term Lenders, as applicable.

          “Incremental Lender” means a Lender with an Incremental Commitment.

          “Incremental Revolving Commitment” means a commitment of any Lender, established pursuant to Section 2.04, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder.

          “Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

          “Incremental Term Commitment” means a commitment of any Lender, established pursuant to Section 2.04, to make Incremental Term Loans to the Borrower.

          “Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

          “Incremental Term Loan” means a Loan made pursuant to clause (b) of Section 2.01.

          “Indebtedness” means, for any Person, the sum (determined on a consolidated basis without duplication in accordance with GAAP) of the following: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person; provided that, such term shall not in any event include (i) for all purposes of this Agreement, the first $200,000,000 principal amount of obligations of the Borrower and Hearst-Argyle Trust arising under or in respect of the Preferred Security Agreements, including the Convertible Junior Subordinated Debentures, (ii) contingent consideration payable in connection with an Acquisition where, as of the date of determination, the contingency requiring payment of such consideration is unlikely to occur (except that in any event any such contingent consideration required to be carried as a liability on a balance sheet of the Borrower and its Subsidiaries, or required to be disclosed in a footnote to such balance sheet, shall constitute Indebtedness), (iii) obligations under Hedging Agreements, (iv) Film Obligations or (v) obligations in respect of letters of credit or surety bonds issued in connection with fiduciary or fidelity obligations of or with respect to such Person in the ordinary course of business.

          The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          “Indemnified Taxes” means Taxes other than Excluded Taxes.

          “Information Memorandum” means the Confidential Information Memorandum dated April, 2005, prepared in connection with the syndication to the Lenders of the initial Revolving Commitments under this Agreement.

          “Interest Coverage Ratio” means, for any period, the ratio of (a) EBITDA for such period to (b) Interest Expense for such period.

          “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

          “Interest Expense” means, for any period, the sum for the Borrower and its Subsidiaries during such period (determined on a consolidated basis without duplication in accordance with GAAP) of the following: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations, but excluding any capitalized financing fees) accrued or capitalized during such period (whether or not actually paid during such period), plus (b) all interest in respect of obligations arising under the Preferred Security Agreements, including the Convertible Junior Subordinated Debentures, plus (c) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period), minus all interest income of the Borrower and its Subsidiaries for such period.

          “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), each Quarterly Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Eurodollar Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

          “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender participating in such Borrowing, nine or twelve months) thereafter, as specified in the applicable Borrowing Request or Interest Election Request; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period may end after the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          “Issuing Lender” means JPMCB, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(j). The Issuing Lender may, with the consent of the Borrower (not to be unreasonably withheld), arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

          “JPMCB” means JPMorgan Chase Bank, N.A.

          “LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Credit Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes each Swingline Lender.

          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.

          “Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit.

          “Leverage Ratio” means, at any date, the ratio of (a) the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of the aggregate amount of all Indebtedness as at such date to (b) EBITDA for the period of four consecutive fiscal quarters ending on or most recently prior to such date.

          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Screen (or on any successor or substitute page of such Screen, or any successor to or substitute for such Screen, providing rate quotations comparable to those currently provided on such page of such Screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          “LMA Arrangement” means, with respect to any Person that owns any television broadcasting station, (a) any so-called “local marketing agreements” or any other arrangements with any other television broadcasting station (other than with the Borrower or another Subsidiary with respect to one of the Stations) whereby the parties agree to function cooperatively in terms of programming, advertising, sales, management, consulting or similar services; or (b) any so-called “time brokerage agreements” or any other agreements or arrangements under which any Station shall (i) sell broadcast time to any other television broadcasting station (other than to any other Station) which programs such broadcast time and sells its own commercial advertising announcements during such broadcast time or (ii) purchase broadcast time on any other television broadcasting station (other than on any other Station) for the purpose of programming such broadcast time and selling its commercial advertisements during such time.

          “Loan Documents” means, collectively, this Agreement, any promissory notes executed and delivered by the Borrower pursuant hereto, the Letter of Credit Documents and any Incremental Credit Agreements.

          “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement or any Incremental Credit Agreement.

          “Management Fees” means, for any period, any amounts paid or incurred by the Borrower or any of its Subsidiaries to any of its Affiliates (excluding to the Borrower and its Subsidiaries) on account of fees, salaries, administrative expenses and other compensation (including on account of any regular, special or accrued bonuses); provided that “Management Fees” for any period shall not include any non-cash stock option expense (or be reduced by any non-cash stock option gain) in respect of options for the capital stock of the Borrower issued to any of its or its Subsidiaries’ officers, directors or employees.

          “Margin Stock” means “margin stock” within the meaning of Regulations T, U and X.

          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole (excluding adverse changes to prospects as a result of changes affecting the television broadcasting industry generally), (b) the ability of the Borrower to perform any of its obligations under this Agreement or any of the other Loan Documents or (c) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents.

          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

          “Maturity Date” means April 15, 2010.

          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          “Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          “Permitted Encumbrances” means:

     (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

     (d) deposits to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary.

          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Preferred Securities Agreements” means collectively, the Securities Purchase Agreement, the Declaration of Trust, the Hearst-Argyle Trust Common Securities, the Hearst-Argyle Trust Preferred Securities, the Preferred Securities Guarantee, the Common Securities Guarantee and the Convertible Junior Subordinated Debentures Indenture, together with such additional securities purchase agreements or other documents having substantially identical terms as the foregoing (except for maturity, conversion price, prepayment or redemption premiums and non-call provisions) relating or applicable to any one or more additional series of Hearst-Argyle Trust Preferred Securities and Convertible Junior Subordinated Debentures.

          “Preferred Securities Guarantee” means the Preferred Securities Guarantee dated as of December 20, 2001 between the borrower and Wilmington Trust Company.

          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          “Private Placement Debt” means the Indebtedness of the Borrower in respect of its 7.18% Senior Notes due 2010, in an aggregate original principal amount of $450,000,000, which Notes were issued by the Borrower pursuant to the several separate Note Purchase Agreements, each dated as of December 1, 1998, between the Borrower and the purchasers referred to therein.

          “Private Placement Debt Documents” means, collectively, the senior notes evidencing the Private Placement Debt and the several separate Note Purchase Agreements pursuant to which the Private Placement Debt was issued.

          “Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

          “Register” has the meaning set forth in Section 9.04.

          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

          “Required Lenders” means, at any time, Lenders having Revolving Exposures, Incremental Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Incremental Term Loans and unused Commitments at such time.

          “Restricted Debt Payment” means any purchase, redemption, retirement or acquisition for value, or the setting apart of any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of any Subordinated Indebtedness, provided that the term “Restricted Debt Payment” shall not include regularly scheduled payments of principal or interest in respect of Subordinated

Indebtedness to the extent required pursuant to the instruments evidencing such Subordinated Indebtedness.

          “Restricted Payments” means, collectively, any Dividend Payment and any Restricted Debt Payment.

          “Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Maturity Date and (b) the date of termination of the Revolving Commitments.

          “Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to an Incremental Credit Agreement entered into by such Lender and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption or Incremental Credit Agreement pursuant to which such Lender shall have assumed or made its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments on the date hereof is $250,000,000. Unless the context shall otherwise require, after the effectiveness of any Incremental Revolving Commitment of any Lender, the “Revolving Commitment” of such Lender shall include such Incremental Revolving Commitment.

          “Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time, after giving effect to any Loans to be made or repaid on such date.

          “Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with a Revolving Exposure.

          “Revolving Loan” means a Loan made pursuant to clause (a) of Section 2.01.

          “Securities Purchase Agreement” means the Securities Purchase Agreement dated as of December 20, 2001 among the Hearst-Argyle Trust and the purchasers named therein.

          “Senior Debentures” means the Borrower’s 7.50% Senior Debentures Due 2027.

          “Senior Debenture Indenture” means the Indenture dated as of November 13, 1997, as amended by the First Supplemental Indenture dated November 13, 1997, between the Borrower and Bank of Montreal Trust Company, as trustee, pursuant to which the Senior Debentures have been issued.

          “Senior Notes” means the Borrower’s 7.00% Senior Notes Due 2007 and the Borrower’s 7.00% Senior Notes Due 2018.

          “Senior Notes Indentures” means, collectively, (a) the Indenture dated as of November 13, 1997, between the Borrower and Bank of Montreal Trust Company, as trustee, pursuant to which the Borrower’s Senior Notes Due 2007 have been issued and (b) the Second Supplemental Indenture dated as of January 13, 1998, between the Borrower and Bank of Montreal Trust Company, as trustee, pursuant to which the Borrower’s Senior Notes Due 2018 have been issued.

          “Station Licenses” means all authorizations, licenses or permits issued by the FCC and granted or assigned to the Borrower or any Subsidiary, or under which the Borrower or any Subsidiary has the right to operate any Station, together with any extensions or renewals thereof.

          “Stations” means the television broadcasting stations from time to time owned by the Borrower or any of its Subsidiaries.

          “Statutory Reserve Rate” means, for any day, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and in effect on such day to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. The Statutory Reserve Rate as of the date hereof is one.

          “Subordinated Indebtedness” means the Convertible Junior Subordinated Debentures and any Indebtedness that by its terms is subordinate or junior in right of payment to the Loans.

          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          “Subsidiary” means a subsidiary of the Borrower.

          “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

          “Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder.

          “Swingline Loan” means a Loan made pursuant to Section 2.05.

          “Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent hereunder.

          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          “Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

          “wholly owned “ means, with respect to any subsidiary of any Person, any corporation, partnership or other entity of which all of the equity securities, Equity Rights or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., an “ABR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., an “ABR Revolving Borrowing”).

          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to a statute shall be construed as a reference to such statute as the same may have been amended or re-enacted from time to time.

          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with, or derived by reference to, GAAP, as in effect from time to time, whether or not such terms have a meaning under GAAP; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

          SECTION 2.01. The Commitments. Subject to the terms and conditions set forth herein, (a) each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment and (b) each Incremental Term Lender agrees to make Incremental Term Loans to the Borrower in an aggregate principal amount not to exceed its Incremental Term Commitment on the date or dates determined in accordance with Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

          SECTION 2.02. Loans and Borrowings.

          (a) Obligation of Lenders. Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other

Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

          (b) Types of Loans. Subject to Section 2.14, each Borrowing (other than a Swingline Loan) shall be comprised entirely of ABR Loans or Eurodollar Loans, as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan, except as provided in Section 2.05(b). Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, except that if the designation of any such foreign branch or Affiliate shall result (other than by reason of a Change of Law occurring after such designation) in any costs, reductions or taxes which would not otherwise have been applicable, such Lender shall not be entitled to compensation for such costs, reductions or taxes unless it shall in good faith have determined such designation to be necessary or advisable to avoid any material disadvantage to it.

          (c) Minimum Amounts. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount equal to $5,000,000 or a larger multiple of $1,000,000. At the time that each ABR Borrowing (other than a Swingline Loan) is made, such Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple of $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class or, in the case of an ABR Revolving Borrowing, that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f). Each Swingline Loan shall be in an amount equal to $500,000 or a larger multiple of $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 12 Eurodollar Borrowings outstanding.

          SECTION 2.03. Requests for Borrowings. To request a Borrowing (other than a Swingline Loan, as to which the provisions of Section 2.05 shall apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

     (i) whether the requested Borrowing is to be a Revolving Borrowing or an Incremental Term Borrowing;

     (ii) the aggregate amount of the requested Borrowing;

     (iii) the date of such Borrowing, which shall be a Business Day;

     (iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

     (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

     (vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each relevant Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

          SECTION 2.04. Incremental Commitments.

          (a) Request for Incremental Commitments. The Borrower may from time to time, by written notice to the Administrative Agent, request Incremental Commitments, from one or more Persons, including any existing Lender, who may elect to extend Incremental Commitments and to become Incremental Lenders; provided that the aggregate principal amount of all Incremental Commitments made pursuant to this Section shall not exceed $250,000,000; provided further that each Incremental Lender, if not already a Lender hereunder, shall be subject to the prior written approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed). Such notice shall specify (i) whether the Borrower requests Incremental Revolving Commitments or Incremental Term Commitments, (ii) the amount of such Incremental Commitments being requested (which shall be in the minimum aggregate principal amount of $25,000,000), (iii) the date on which such Incremental Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice (which time periods may be modified or waived at the discretion of the Administrative Agent)) and (iv) in the case of a request for Incremental Term Commitments, the proposed terms of the Incremental Term Loans to be made thereunder. Notwithstanding the foregoing, any Lender may in its sole discretion decline to provide any requested Incremental Commitment.

          (b) Incremental Credit Agreement. The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Credit Agreement evidencing the Incremental Commitment of such Lender, which, in the case of any Incremental Credit Agreement establishing Incremental Term Commitments, shall specify the terms of the Incremental Term Loans to be made thereunder, including the final maturity thereof (which shall not be earlier than the Maturity Date), any provisions relating to amortization of or mandatory prepayments or offers to prepay such Loans (it being agreed that the weighted average life to maturity of the Incremental Term Loans of any Class shall be not less than the remaining

Revolving Availability Period and that provisions for mandatory prepayments of and offers to prepay such Loans shall not require any such prepayment or offer to prepay prior to the Maturity Date), the interest to accrue and be payable thereon and any fees to be payable in respect thereof. No Incremental Credit Agreement may establish any affirmative or negative covenant of the Borrower, Event of Default or remedy that by its terms benefits one or more but not all of the Classes of Commitments or Loans hereunder. No Incremental Term Loan may be secured by any collateral or guaranteed by any Person that does not secure or guarantee the other Classes of Loans hereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Credit Agreement.

          (c) Conditions to Effectiveness. No Incremental Commitment shall become effective under this Section unless (i) on the date of such effectiveness, the conditions set forth in clauses (a) and (b) of the first sentence of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by the President, a Vice President or a Financial Officer of the Borrower, and (ii) the Administrative Agent shall have either received documents consistent with those delivered on the Effective Date pursuant to clauses (a) through (e) of Section 4.01 or waived the requirement that the Borrower deliver such documents.

          (d) Pro Rata Holding of Revolving Loans. Each of the parties hereto agrees that the Administrative Agent may take any and all actions that it may determine to be reasonably necessary to ensure that, after giving effect to any Incremental Revolving Commitment pursuant to this Section, the outstanding Revolving Loans are held by the Revolving Lenders in accordance with their new Applicable Percentages. This may be accomplished at the discretion of the Administrative Agent (i) by requiring the outstanding Revolving Loans to be prepaid with the proceeds of a new Revolving Borrowing, (ii) by permitting the Revolving Borrowings outstanding at the time of any increase in the aggregate Revolving Commitments pursuant to this Section to remain outstanding until the last days of the respective Interest Periods therefor, even though the Revolving Lenders would hold such Revolving Borrowings other than in accordance with their new Applicable Percentages, or (iii) by any combination of the foregoing. Any prepayment described in this paragraph shall be subject to Section 2.16, but otherwise without premium or penalty.

          SECTION 2.05. Swingline Loans.

          (a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the aggregate amount of the Lenders’ Revolving Exposures exceeding the aggregate amount of the Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

          (b) Interest Rates. Swingline Loans shall be ABR Loans, except that the Swingline Lender and the Borrower may agree that the interest rate in respect of a Swingline

Loan be an alternative rate of interest (and with such applicable margins and prepayment premiums) as may from time to time be offered by the Swingline Lender to the Borrower in its sole discretion; provided that upon any sale pursuant to Section 2.05(d) of participations in any Swingline Loan the interest on which is determined by reference to such an alternative rate, such Swingline Loan shall automatically be converted into an ABR Loan.

          (c) Notice of Swingline Loans by Borrower. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by fax), not later than 12:00 noon, New York City time, on the day of the proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f), by remittance to the Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

          (d) Participations by Lenders in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent (with a copy to the Borrower) not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

          SECTION 2.06. Letters of Credit.

          (a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request the Issuing Lender to issue, at any time and from time to time during the Revolving Availability Period, Letters of Credit for the Borrower’s account in such form as is acceptable to the Issuing Lender in its reasonable determination.

          (b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit (including, without limitation, any terms or conditions requiring collateral other than the cash collateral described in paragraph (k) of this Section), the terms and conditions of this Agreement shall control.

          (c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate LC Exposure shall not exceed $50,000,000 and (ii) the aggregate amount of the Lenders’ Revolving Exposures shall not exceed the aggregate amount of the Revolving Commitments.

          (d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date 12 months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 12 months after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date. A Letter of Credit may provide for automatic renewals for additional periods of up to one year subject to a right on the part of the Issuing Lender to prevent any such renewal from occurring by giving notice to the beneficiary during a specified period in advance of any such renewal, and the failure of the Issuing Lender to give such notice by the end of such period shall for all purposes hereof be deemed an extension of such Letter of Credit; provided that in no event shall any

Letter of Credit, as extended from time to time, expire after the date that is five Business Days prior to the Maturity Date.

          (e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof), and without any further action on the part of the Issuing Lender or the Revolving Lenders, the Issuing Lender hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, promptly upon the request of the Issuing Lender, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded by the Issuing Lender to the Borrower for any reason. Each such payment shall be made in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to paragraph (f) of this Section, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Revolving Lenders and the Issuing Lender as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

          (f) Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time; provided that, if such LC Disbursement is not less than $100,000, the Borrower may, so long as no Event of Default described in clause (h) or (i) of Article VII has occurred and is continuing, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR

Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.

          (g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders or the Issuing Lender, or any of the Related Parties of any of the foregoing, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s gross negligence or willful misconduct. The parties hereto expressly agree that:

     (i) the Issuing Lender may accept documents that it believes in good faith appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

     (ii) the Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to decline to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

     (iii) this Section shall establish the standard of care to be exercised by the Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

          (h) Disbursement Procedures. The Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by fax) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Revolving Lenders with respect to any such LC Disbursement.

          (i) Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse the Issuing Lender shall be for the account of such Revolving Lender to the extent of such payment.

          (j) Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to include such successor or any previous Issuing Lender, or such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

          (k) Cash Collateralization. If an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit into an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower shall also deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing more than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement provided that such moneys shall be promptly returned to the Borrower upon the satisfaction of such reimbursement obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

          SECTION 2.07. Funding of Borrowings.

          (a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f) shall be remitted by the Administrative Agent to the Issuing Lender.

          (b) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans of such Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

          SECTION 2.08. Interest Elections.

          (a) Elections by Borrower. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

          (b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

          (c) Information in Election Notices. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

          (d) Notice by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

          (e) Presumptions if No Notice; Event of Default. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

          SECTION 2.09. Termination and Reduction of the Commitments.

          (a) Scheduled Termination. Unless previously terminated, (i) the Revolving Commitments shall terminate on the Maturity Date and (ii) any Incremental Term Commitments shall terminate on the date specified in the applicable Incremental Credit Agreement.

          (b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class pursuant to this Section shall be in an amount that is $5,000,000 or a larger multiple of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of Loans in accordance with Section 2.11, the aggregate amount of the Lenders’ Revolving Exposures would exceed the aggregate amount of the Revolving Commitments.

          (c) Notice of Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

          (d) Effect of Termination or Reduction. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

          SECTION 2.10. Repayment of Loans; Evidence of Debt.

          (a) Repayment. The Borrower hereby unconditionally promises to pay the Loans outstanding hereunder as follows:

     (i) to the Administrative Agent for the account of each Lender, the outstanding principal amount of each Revolving Loan of such Lender on the Maturity Date,

     (ii) to the Administrative Agent for the account of each Incremental Term Lender, the outstanding principal amount of each Incremental Term Loan of such Lender in such amounts and on such dates as provided in the applicable Incremental Credit Agreement, and

     (iii) to the Swingline Lender, the outstanding principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the last day of a calendar month and that is at least two Business Days after such Swingline Loan is made.

          (b) Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c) Maintenance of Loan Accounts by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

          (d) Effect of Loan Accounts. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (e) Promissory Notes. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.11. Prepayment of Loans.

          (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section; provided that any prepayments made pursuant to this paragraph in respect of (i) ABR Loans shall be in an aggregate amount of $5,000,000 or a larger multiple of $1,000,000 and (ii) Eurodollar Loans shall be in an aggregate amount of $10,000,000 or a larger multiple of $1,000,000.

          (b) Mandatory Prepayments. In the event that the aggregate principal amount of the Lenders’ Revolving Exposures shall at any time exceed the aggregate amount of the Revolving Commitments, the Borrower shall prepay the Revolving Loans or Swingline Loans (and, after all such outstanding Loans are repaid, deposit cash collateral in an account with the Administrative Agent as specified in Section 2.06(k)) in an aggregate amount equal to such excess.

          (c) Notices. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by fax) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, two Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing (other than a Swingline Loan), not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

          SECTION 2.12. Fees.

          (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Margin on the daily average unutilized amount of such Lender’s Revolving Commitment (for which purpose the LC Exposure (but not the Swingline Exposure) of such Lender shall be deemed to be utilization of such Lender’s Revolving Commitment and the aggregate principal amount of any Swingline Loans shall be deemed to be a utilization of the Swingline Lender’s Revolving Commitment), for the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable on each Quarterly Date and on the date on which the Revolving Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin used to determine interest on Eurodollar Revolving Loans, on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Lender a fronting fee, which shall accrue at the rate of 3/16 of 1% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (it being understood that if the Administrative Agent shall resign or be removed, a ratable portion of any fees theretofore paid to the Administrative Agent for the period during which such resignation or removal shall occur shall be promptly paid by the Administrative Agent to the Borrower to the extent the Borrower is required to pay fees for the balance of such period to a replacement Administrative Agent).

          (d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Except as otherwise expressly provided in paragraph (c) of this Section, fees paid shall not be refundable under any circumstances.

          SECTION 2.13. Interest.

          (a) ABR Borrowings. The Loans comprising each ABR Borrowing (other than Swingline Loans, as to which paragraph (c) of this Section shall apply) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

          (b) Eurodollar Borrowings. The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

          (c) Swingline Borrowings. Each Swingline Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin, or at such alternate rate of interest as may be applicable thereto as contemplated by Section 2.05(b).

          (d) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount (or, in case the amount in default is principal of a Loan, all amounts outstanding hereunder) shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

          (e) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor, accrued interest on the Loans comprising such Borrowing shall be payable on the effective date of such conversion.

          (f) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

     (b) the Administrative Agent is advised by the Lenders representing a majority in interest with respect to such Borrowing that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or fax as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of the affected Class to, or continuation of any Borrowing of the affected Class as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing of the affected Class, such Borrowing shall be made as an ABR Borrowing.

          SECTION 2.15. Increased Costs.

          (a) Generally. If any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender; or

     (ii) impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

          (b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

          (c) Certificates from Lenders. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the manner in which such amount or amounts have been determined, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(c) and is revoked in accordance herewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          SECTION 2.17. Taxes.

          (a) Payments Free of Taxes. Any and all payments by or an account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) Payment of Other Taxes by Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Indemnification by Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

          (d) Receipt for Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

          SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

          (a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, under Section 2.15, 2.16 or 2.17, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except as otherwise expressly provided in the relevant Loan Document and except that payments expressly provided herein to be made directly to the Issuing Lender or the Swingline Lender shall be so made and payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document shall be made in dollars.

          (b) Application if Payments Insufficient. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, then such funds as shall actually have been received shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

          (c) Pro Rata Treatment. Except to the extent otherwise provided herein with respect to Swingline Loans, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on Loans, each payment of commitment fees and participation fees in respect of Letters of Credit, each reduction of any Commitment and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance to their respective applicable Commitments.

          (d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans (other than Swingline Loans) or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans (other than Swingline Loans) and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans (other than Swingline Loans) and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the

Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to it with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

          (f) Certain Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), 2.06(e) or (f), 2.07(b) or 2.18(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

          SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

          (a) Designation of Different Lending Office. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall, at Borrower’s request, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) unless the assignee is an existing Lender, the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Lender and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants to the Lenders that:

          SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

          SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by the Borrower and the other parties thereto will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

          SECTION 3.04. Financial Condition; No Material Adverse Change; Solvency.

          (a) Financial Statements. The Borrower has heretofore delivered, or made available, to the Lenders the audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of and for the fiscal year ended December 31, 2004, reported on by Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

          (b) No Material Adverse Change. Since December 31, 2004, there has been no material adverse change in the business, condition (financial or otherwise), operations, properties or prospects (excluding adverse changes to prospects as a result of changes affecting the television broadcasting industry generally) of the Borrower and its Subsidiaries, taken as a whole.

          (c) Solvency. After giving effect to the Transactions, none of the Borrower or any of its Subsidiaries is insolvent nor will any of them be left with unreasonably small capital with which to engage in its business or incurred debts beyond its ability to pay such debts as they mature.

          SECTION 3.05. Properties.

          (a) Real and Personal Property. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 6.02 and except for minor defects in title or interests that do not interfere with their ability to conduct their business as currently conducted or to utilize such properties for their intended purposes.

          (b) Trademarks and Licenses, etc. Each of the Borrower and its Subsidiaries owns or is licensed to use all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and to the knowledge of the Borrower, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.06. Litigation and Environmental Matters.

          (a) Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

          (b) Environmental Matters. Except for any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

          SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental

Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

          SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          SECTION 3.09. Taxes. The Borrower and its Subsidiaries are members of an affiliated group of corporations filing consolidated returns for Federal income tax purposes, of which the Borrower is the “common parent” (within the meaning of Section 1504 of the Code). Except with respect to tax sharing arrangements among the Borrower and its Subsidiaries and the Tax Sharing Agreement between Hearst and the Borrower dated August 29, 1997, there is no tax sharing allocation or similar agreement to which the Borrower or any of its Subsidiaries is subject that is currently in effect providing for the manner in which tax payments owing by members of such affiliated group are allocated among members of the group. The Borrower has filed all Tax returns and reports required to have been filed and has paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in either case by an amount that could reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders (i) all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and (ii) all other matters known to it that, in the case of either of the foregoing clauses (i) and (ii), individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information (including the Information Memorandum) relating to and produced by the Borrower and furnished by or on behalf of the Borrower to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, when taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information (the “Projections”), the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time in light of circumstances in effect on the date prepared, it being understood that the Projections do not constitute a representation or warranty as to the future performance of the Borrower and its Subsidiaries and that actual results may vary from the Projections.

          SECTION 3.12. Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock or to refinance indebtedness originally incurred for such purpose.

          SECTION 3.13. Material Debt Agreements and Liens.

          (a) Material Debt Agreements. Part A of Schedule 3.13 is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $10,000,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of Schedule 3.13.

          (b) Liens. Part B of Schedule 3.13 is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof, to the extent the aggregate principal or face amount of such Indebtedness equals or exceeds (or may equal or exceed) $10,000,000, and covering any property of the Borrower or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of Schedule 3.13.

          SECTION 3.14. Subsidiaries.

          (a) Subsidiaries. Set forth in Part A of Schedule 3.14 is a complete and correct list of all of the Subsidiaries of the Borrower as of the date hereof, together with, for each such Subsidiary, (i) each Person (other than the holders of shares of stock of the Borrower) holding ownership interests in such Subsidiary and (ii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. As at the date hereof, except as disclosed in Part A of Schedule 3.14, (x) each of the Borrower and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule 3.14, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

          (b) No Indenture Restrictions, etc. None of the Subsidiaries of the Borrower is on the date hereof subject to any indenture, agreement, instrument or other arrangement of the type described in Section 6.08.

          SECTION 3.15. Station Licenses. (a) Other than as disclosed in the Information Memorandum, as at the date hereof, and as at the most recent date on which a Station License shall have been acquired pursuant to any Acquisition:

     (i) The Station Licenses are validly issued in the name of, or the FCC has consented to the assignment of or transfer of control of such Station Licenses to, the Borrower or one or more of its Subsidiaries.

     (ii) Each Station License is in full force and effect, and the Borrower and its Subsidiaries have fulfilled and performed in all material respects all of their obligations with respect thereto and have full power and authority to operate thereunder.

          (b) All operating assets, rights and other property relating to, and material to the operations of, any Station, are owned (or are available for use under lease, license or other arrangements entered into with third parties) by the Borrower or one or more of its Subsidiaries.

          SECTION 3.16. Senior Debt Status. The Loans and the other obligations of the Borrower hereunder constitute “Senior Indebtedness” under and as defined in the Junior Convertible Subordinated Debentures Indenture.

ARTICLE IV

CONDITIONS

          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans, and of the Issuing Lender to issue Letters of Credit hereunder, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

     (a) Executed Counterparts. The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

     (b) Opinion of Counsel to the Borrower. The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Clifford Chance US LLP, counsel for the Borrower, substantially in the form of Exhibit B. The Borrower hereby requests such counsel to deliver such opinion.

     (c) Corporate Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

     (d) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Section 4.02(a) and (b).

     (e) Leverage Ratio. The Administrative Agent shall have received a certificate of a Financial Officer setting forth a calculation of the Leverage Ratio as at the Effective Date.

     (f) Payment of Fees and Expenses. The Administrative Agent shall have received the unpaid balance of all accrued and unpaid fees and other amounts that are then due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel, subject to the limitations on such fees, charges and disbursements of counsel set forth in the Fee Letters) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

          The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) on or prior to 3:00 p.m., New York City time, on April 30, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

     (a) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, unless such representation or warranty is expressly stated to have been made as of a specific date (such as the date hereof or the Effective Date), in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date; and

     (b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE V

AFFIRMATIVE COVENANTS

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

          SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

     (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year and the related consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative (or, for periods prior to any Acquisition, comparative historical) form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, consistently applied (except as noted pursuant to clause (c) below);

     (b) as soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower, consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such period, setting forth in each case in comparative (or for periods prior to any Acquisition, comparative historical) form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a Financial Officer, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Subsidiaries, in each case in accordance with GAAP, consistently applied (except as noted pursuant to clause (c) below) as at the end of, and for, such period (subject to normal year-end audit adjustments);

     (c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.05 and 6.10 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 that affects (or in the future is reasonably likely to affect) in any material respect the presentation of financial information with respect to the Borrower and its Subsidiaries required hereunder and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

     (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its stockholders generally or to holders of any class of Indebtedness generally, as the case may be;

     (e) promptly upon their becoming available, copies of any and all periodic or special reports filed by the Borrower or any of its Subsidiaries with the FCC or with any other Federal, state or local governmental authority, if such reports indicate any material adverse change in the business, operations, affairs or condition of the Borrower and its Subsidiaries, taken as a whole, or if copies thereof are requested by any Lender or the Administrative Agent, and copies of any and all notices and other communications from the FCC or from any other Federal, state or local governmental authority with respect to the Borrower, any of its Subsidiaries or any Station that raises any matters that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

     (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

          Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access (and a confirming electronic correspondence is delivered or caused to be delivered by the Administrative Agent to such addresses as a Lender may designate for this purpose providing notice of such posting) or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence is delivered or caused to be delivered by the Borrower to the Administrative Agent providing notice of such availability); provided that the Borrower shall deliver paper copies of such information to any Lender that requests such delivery. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

          SECTION 5.02. Notices of Material Events. Promptly upon becoming aware thereof, the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

     (a) the occurrence of any Default;

     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

     (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03(a) or disposition permitted under Section 6.03(b).

          SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, provided that the Borrower will in any event maintain (with respect to itself and each of its Subsidiaries) casualty insurance and insurance against claims for damages with respect to defamation, libel, slander, privacy or other similar injury to person or reputation (including misappropriation of personal likeness), in such amounts as are then customary for Persons engaged in the same or similar business similarly situated.

          SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or, if an Event of Default has occurred and is continuing, any Lender (which representatives shall be subject to the confidentiality provisions of Section 9.12), upon reasonable prior notice, and, unless an Event of Default has occurred and is continuing, at the cost and expense of the Administrative Agent, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

          SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority, including Environmental Laws applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.08. Use of Proceeds. The proceeds of the Revolving Loans and Swingline Loans will be used for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, the financing of Acquisitions, share repurchases, dividends and debt prepayments permitted hereunder. The proceeds of the Incremental Term Loans of any Class will be used for the purposes specified in the Incremental Credit Agreement establishing Loans of such Class. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

          SECTION 5.09. Certain Obligations Respecting Subsidiaries. Subject to the provisions of Section 6.03(b), the Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of the Stations and Station Licenses directly or indirectly owned by it on the date hereof are owned by wholly owned Subsidiaries.

          SECTION 5.10. Senior Debt Status. In the event that the Borrower shall at any time issue or have outstanding any Indebtedness that by its terms is subordinated to any other Indebtedness of the Borrower, the Borrower shall take or cause such Subsidiary to take all such actions as shall be necessary to cause the Loans and the other obligations of the Borrower hereunder to constitute senior indebtedness (however denominated) in respect of such subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such subordinated Indebtedness. Without limiting the foregoing, the Loans and the other obligations of the Borrower hereunder are hereby designated as “senior indebtedness” and, if relevant, as “designated senior indebtedness” in respect of all such subordinated Indebtedness and are further given all such other designations as shall be required under the terms of any such subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such subordinated indebtedness.

ARTICLE VI

NEGATIVE COVENANTS

          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed or covered, the Borrower covenants and agrees with the Lenders that:

          SECTION 6.01. Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

     (a) Indebtedness created hereunder and under the other Loan Documents;

     (b) Indebtedness existing on the date hereof and set forth in Part A of Schedule 3.13, together with any extensions, renewals, refinancings or replacements of any such Indebtedness so long as the principal amount thereof is not increased and no additional Subsidiaries become obligors or guarantors in respect thereof;

     (c) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;

     (d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any other Subsidiary;

     (e) Indebtedness of the Borrower and its Subsidiaries in respect of the deferred payment of insurance premiums in an aggregate principal amount not exceeding $10,000,000 at any time outstanding;

     (f) Indebtedness of any Person that becomes a Subsidiary after the Effective Date; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

     (g) other Indebtedness of the Borrower incurred after the Effective Date, provided that at the time thereof and after giving effect thereto, no Default shall have occurred and be continuing and the Borrower shall be in pro forma compliance with Section 6.10 (the determination of such pro forma compliance to be calculated, as at the end of and for the period of four fiscal quarters most recently ended prior to the date of such incurrence for which financial statements of the Borrower and its Subsidiaries are available, under the assumption that such incurrence shall have occurred at the beginning of such period) and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer showing such calculations in reasonable detail to demonstrate such compliance; and

     (h) other Indebtedness of the Subsidiaries in an aggregate principal amount not exceeding $50,000,000 at any time outstanding.

          SECTION 6.02. Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

     (a) Permitted Encumbrances;

     (b) any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and either set forth in Part B of Schedule 3.13 or not required to be so listed pursuant to Section 3.13(b); provided that (i) such Lien shall not extend to any other property or asset of the Borrower or any of its Subsidiaries and (ii) such Lien shall secure only those obligations that it secures on the date hereof;

     (c) any Lien existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary, (iii) such Lien shall secure only those obligations that it secures on the date such Person becomes a Subsidiary and (iv) the aggregate amount of Indebtedness or other obligations secured by Liens permitted by this clause shall not exceed $50,000,000 at any time;

     (d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary; and

     (e) other Liens on any property or asset of the Borrower or any of its Subsidiaries, provided that the aggregate amount of Indebtedness or other obligations secured by Liens permitted by this clause shall not exceed $50,000,000 at any time.

          SECTION 6.03. Fundamental Changes.

          (a) Mergers and Consolidations. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, subject to Section 6.04, and so long as after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge into or consolidate with the Borrower or another Subsidiary so long as the Borrower or (if the Borrower is not a party) a Subsidiary is the continuing or surviving party, (ii) any Subsidiary may liquidate or dissolve into the Borrower or a Subsidiary and (iii) the Borrower and its Subsidiaries may enter into the transactions permitted under clauses (B) and (C) of clause (ii) of paragraph (b) of this Section.

          (b) Dispositions. The Borrower will not, nor will it permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of all or any substantial part of its assets, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may sell, transfer, lease, exchange or otherwise dispose of its assets to the Borrower or another Subsidiary and (ii) the Borrower and any of its Subsidiaries may sell, transfer, lease, exchange or otherwise dispose of (in one transaction or in a series of transactions and, in the case of clauses (B) and (C) below, in any form, including by way of a merger or consolidation the effect of which is to result in the disposition of the respective Station):

     (A) any part of its assets in the ordinary course of business and on ordinary business terms,

     (B) any Station to the extent that the Borrower or a Subsidiary is required to sell such Station in order to comply with the FCC’s cross-ownership restrictions set forth in 47 C.F.R. §73.3555(b),

     (C) any one or more Stations, so long as (x) the sum of (i) the amount of Broadcast Cash Flow for the most recently ended period of four fiscal quarters attributed to such Station or Stations and (ii) the amount of Broadcast Cash Flow for the most recently ended period of four fiscal quarters attributed to all Stations sold, transferred, leased, exchanged or otherwise disposed of during such period (other than any such sale that is referred to in clause (B) above) does not exceed 25% of the aggregate Broadcast Cash Flow for such period and (y) the sum of (i) the amount of Broadcast Cash Flow for the most recently ended period of five consecutive fiscal years attributed to such Station or Stations and (ii) the amount of Broadcast Cash Flow for the most recently ended period of five consecutive fiscal years attributed to all Stations sold, transferred, leased, exchanged or otherwise disposed of during such period (other than any sale that is referred to in clause (B) above) does not exceed 50% of the aggregate Broadcast Cash Flow for such period, and

     (D) any non-broadcast assets.

          SECTION 6.04. Lines of Business. The Borrower will not, nor will it permit its Subsidiaries to, engage in any business or line of business activity other than the businesses in which the Borrower and its Subsidiaries have heretofore been engaged and businesses reasonably related thereto.

          SECTION 6.05. Restricted Payments. The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that the Borrower may make any Restricted Payment so long as (a) at the time thereof, and after giving effect thereto, no Default shall have occurred and be continuing and (b) if after giving effect thereto the Leverage Ratio shall be greater than or equal to 4.50 to 1, the amount of such Restricted Payment, together with the total amount of all other Restricted Payments made by the Borrower during the then current fiscal year of the Borrower, shall not exceed $50,000,000 in the aggregate. Nothing herein shall be deemed to prohibit the payment of dividends by any Subsidiary to the Borrower or to any other Subsidiary.

          SECTION 6.06. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except the following:

     (a) transactions at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

     (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate;

     (c) any Restricted Payment permitted by Section 6.05 and any merger or consolidation permitted under Section 6.03(a);

     (d) the options on certain television stations granted by Hearst in favor of the Borrower and described in Section 9.01(i) of the Amended and Restated Agreement and Plan of Merger dated as of March 26, 1997 by and among Hearst, HAT Merger Sub, Inc., a Delaware corporation, HAT Contribution Sub, Inc., a Delaware corporation, and the Borrower;

     (e) arrangements between Hearst and the Borrower with respect to payroll, insurance, data processing, employee benefits, tax services, auditing, accounting, corporate, financial, legal and other administrative items that are on terms and conditions not less favorable to the Borrower than those arrangements historically existing between Hearst and the Borrower’s Stations and reflected in the projections set forth in the Information Memorandum, it being understood that such arrangements may provide for an increase in payments to Hearst based upon an increase in the size of the business of the Borrower and its Subsidiaries (resulting in an increase in payroll, insurance, data processing, employee benefits, tax services, auditing, accounting, corporate, financial, legal and other administrative items);

     (f) transactions between or among the Borrower and/or any wholly owned Subsidiary, on the one hand, and Hearst and/or any Person in which Hearst has an interest, on the other hand, provided such transaction is approved by the Borrower’s independent directors; and

     (g) those agreements listed on Schedule 6.06.

          SECTION 6.07. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (v) the foregoing shall not apply to any Indebtedness of the Borrower that is pari passu in right of payment with the obligations of the Borrower hereunder (i.e., not subordinated in right of payment to such obligations).

          SECTION 6.08. Modifications of Certain Documents. Without the prior consent of the Administrative Agent (to be given upon the approval of the Required Lenders), the Borrower will not consent to any modification, supplement or waiver of any of the provisions of the Private Placement Debt Documents, Senior Notes Indentures or Senior Debenture Indenture, or any agreement, instrument or other document evidencing or relating to Additional Borrower Indebtedness, in a manner that, in any case, would be materially adverse to the Lenders.

          SECTION 6.09. Fiscal Year. The Borrower will not change the last day of its fiscal year on more than one occasion in any two-year period.

          SECTION 6.10. Certain Financial Covenants.

          (a) Leverage Ratio. The Borrower will not permit the Leverage Ratio to exceed 5.0 to 1.0 at any time:

          (b) Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio to be less than (i) 2.0 to 1.0 for any period of four consecutive fiscal quarters ending prior to September 30, 2006, or (ii) 2.5 to 1.0 for any period of four consecutive fiscal quarters ending on or after September 30, 2006.

          (c) Consolidated Net Worth. The Borrower will not at any time permit its Consolidated Net Worth to be less than the sum of (i) $1,044,500,000 plus (ii) 25% of Consolidated Net Income for each fiscal year ending on or subsequent to December 31, 2004, for which Consolidated Net Income is positive.

ARTICLE VII

EVENTS OF DEFAULT

          If any of the following events (“Events of Default”) shall occur:

     (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

     (b) the Borrower shall fail to pay any interest on any Loan or (after notice from any Lender or the Administrative Agent) any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

     (c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;

     (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

     (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) is received by the Borrower;

     (f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue beyond any applicable grace or cure period;

     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or the debts of the Borrower or any of its Subsidiaries, or of a substantial part of the assets of the Borrower or any of its Subsidiaries, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of the assets of the Borrower or any of its Subsidiaries, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

     (i) the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

     (j) the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

     (k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment;

     (l) an ERISA Event shall have occurred that, in the reasonable judgment of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

     (m) a Change of Control shall occur;

     (n) the main station license of any Station shall be revoked or canceled or expire by its term and not be renewed, or shall be modified in a manner materially adverse to the Borrower or the Subsidiary operating such Station; provided that a modification of the main station license to digital operation in compliance with the general rules of the FCC and the Communications Act of 1934, as amended, shall not be considered a materially adverse modification of such main station license; or

     (o) any material authorizations, licenses or permits issued by the FCC (other than the main station license of any Station) shall be revoked or canceled or expire by their terms and not be renewed, or shall be modified in a manner materially adverse to the Borrower or the Subsidiary operating such Station, and such revocation, cancellation, expiration, non-renewal or modification could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:

     (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and

     (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

          Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

          The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor subject to the consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor (and, as provided in Section 2.12(c), the retiring Administrative Agent shall make available to the Borrower a ratable portion of any fees theretofore paid to the Administrative Agent for the period during which the resignation or removal of such retiring Administrative Agent shall occur to the extent the Borrower is required to pay fees for the balance of such period to the successor Administrative Agent). After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

          Except as otherwise provided in Section 9.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents.

          It is agreed that the Co-Syndication Agents and Co-Documentation Agents shall, in their capacities as such, have no duties or responsibilities under this Agreement or any other Loan Document. Neither the Co-Syndication nor the Co-Documentation Agents, in their capacities as such, have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Co-Syndication Agents or the Co-Documentation Agents in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.

ARTICLE IX

MISCELLANEOUS

          SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

     (a) if to the Borrower, to Hearst-Argyle Television, Inc., 888 7th Avenue, Suite 2700, New York, New York 10106, Attention of Harry T. Hawks (Fax No. 212-887-6855);

     (b) if to the Administrative Agent, the Issuing Lender or the Swingline Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, Floor 10, Houston, TX 77002, Attention of Dakisha Allen (Fax No. 713-750-2666), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Peter Thauer (Fax No. 212-270-4584); and

     (c) if to a Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 9.02. Waivers; Amendments.

          (a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

          (b) Amendments. Except as provided in paragraph (c) of this Section, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender or the aggregate amount of any extension of credit required to be made by any Lender pursuant to its Commitments without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date of any scheduled payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of any expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders (or Lenders holding Loans or Commitments of any Class) required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (or each Lender holding Loans or Commitments of such Class, as the case may be), or (vi) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be.

          (c) Each of the parties hereto hereby agrees that, notwithstanding anything in this Section to the contrary, upon the effectiveness of any Incremental Credit Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) reasonably determined by the Administrative Agent to be necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby; provided, however, that no such amendment shall affect the terms of the Revolving Loans as set forth in this Agreement. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld or delayed) and furnished to the other parties hereto.

          SECTION 9.03. Expenses; Indemnity; Damage Waiver.

          (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (subject to the limitations on such fees, charges and disbursements of counsel set forth in the Fee Letters), in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

          (b) Indemnification by Borrower. The Borrower shall indemnify the Administrative Agent, the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by the Borrower or any Subsidiary); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.

          (c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Lender or the Swingline Lender in its capacity as such. For purposes of this paragraph, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Incremental Term Loans and unused Commitments at the time.

          (d) Waiver of Consequential Damages, etc. To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

          (e) Payments. All amounts due under this Section shall be payable promptly after written demand (attaching any relevant invoices) therefor.

          SECTION 9.04. Successors and Assigns.

          (a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Assignments by Lenders. (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

     (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee;

     (B) the Administrative Agent; and

     (C) in the case of an assignment of all or a portion of a Revolving Commitment, the Swingline Lender and the Issuing Lender.

     (ii) Assignments shall be subject to the following additional conditions:

     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of any Incremental Term Commitment or an Incremental Term Loan, $1,000,000, and the minimum Commitment of an assigning Lender shall not be less than $5,000,000 after giving effect to any partial assignment, in each case unless each of the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

     (C) the assignor and assignee party to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

     (iii) Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

          (c) Maintenance of Register by Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d) Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (e) Participations. Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

          (f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender, provided that in no event shall the Borrower be required to pay a greater sum to such Participant than it would have been required to pay to the Lender from which such Participant acquired such participation.

          (g) Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

          (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b) Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

          (c) Waiver of Venue. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 9.12. Treatment of Certain Information; Confidentiality.

          (a) Confidentiality. Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on the terms set forth in this Agreement), (b) to the extent requested by any regulatory authority or administrative body or commission, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to the execution of an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the Obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Unless specifically prohibited by applicable law or court order or in the case of clause (b) above, each Lender and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information (A) by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition such Lender by such governmental agency) or (B) pursuant to legal process (including agency subpoenas). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          SECTION 9.13. USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HEARST-ARGYLE TELEVISION, INC.,

by
/s/ Harry T. Hawks

	Name:	Harry T. Hawks
	Title:	Executive Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Swingline Lender and Issuing Lender,

by
/s/ Peter B. Thauer

	Name:	Peter B. Thauer
	Title:	Vice President

SIGNATURE PAGE TO
THE FIVE-YEAR CREDIT AGREEMENT OF
HEARST-ARGYLE TELEVISION, INC.

Name of Institution: BANK OF AMERICA, N.A.

by
/s/ Christopher T. Ray

Name: Christopher T. Ray
Title: Vice President

SIGNATURE PAGE TO
THE FIVE-YEAR CREDIT AGREEMENT OF
HEARST-ARGYLE TELEVISION, INC.

Name of Institution: BNP PARIBAS

by
/s/ Ola Anderssen

Name: Ola Anderssen
Title: Director

by
/s/ Stephanie Rogers

Name: Stephanie Rogers
Title: Vice President

SIGNATURE PAGE TO
THE FIVE-YEAR CREDIT AGREEMENT OF
HEARST-ARGYLE TELEVISION, INC.

Name of Institution: HARRIS NESBITT FINANCING, INC.

by
/s/ Naghmeh Hashemifard

Name: Naghmeh Hashemifard
Title: Vice President

SIGNATURE PAGE TO
THE FIVE-YEAR CREDIT AGREEMENT OF
HEARST-ARGYLE TELEVISION, INC.

Name of Institution: MIZUHO CORPORATE BANK LTD.

by
/s/ Mark Gronich

Name: March Gronich
Title: Senior Vice President

SIGNATURE PAGE TO
THE FIVE-YEAR CREDIT AGREEMENT OF
HEARST-ARGYLE TELEVISION, INC.

Name of Institution: THE BANK OF NEW YORK

by
/s/ Kristen E. Talaber

Name: Kristen E. Talaber
Title: Vice President

SIGNATURE PAGE TO
THE FIVE-YEAR CREDIT AGREEMENT OF
HEARST-ARGYLE TELEVISION, INC.

Name of Institution: THE ROYAL BANK OF SCOTLAND PLC

by
/s/ Matthew Jones

Name: Matthew Jones
Title: Senior Vice President

SIGNATURE PAGE TO
THE FIVE-YEAR CREDIT AGREEMENT OF
HEARST-ARGYLE TELEVISION, INC.

Name of Institution: UFJ BANK LIMITED

by
/s/ Tarik Hussain

Name: Tarik Hussain
Title: Vice President

SIGNATURE PAGE TO
THE FIVE-YEAR CREDIT AGREEMENT OF
HEARST-ARGYLE TELEVISION, INC.

Name of Institution: WACHOVIA BANK, N.A.

by
/s/ James F. Heatwole

Name: James F. Heatwole
Title: Director

SIGNATURE PAGE TO
THE FIVE-YEAR CREDIT AGREEMENT OF
HEARST-ARGYLE TELEVISION, INC.

Name of Institution: WELLS FARGO BANK, NATIONAL ASSOCIATION

by
/s/ Steven Buehler

Name: Steven Buehler
Title: Vice President

by
/s/ Charlie Reed

Name: Charlie Reed
Title: Vice President

Schedule 2.01

COMMITMENTS

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$30,000,000
Bank of America, N.A.	$30,000,000
Wachovia Bank, N.A.	$27,500,000
Harris Nesbitt Financing, Inc.	$27,500,000
BNP Paribas	$27,500,000
The Royal Bank of Scotland plc	$27,500,000
The Bank of New York	$20,000,000
Wells Fargo Bank, National Association	$20,000,000
Mizuho Corporate Bank Ltd.	$20,000,000
UFJ Bank Limited	$20,000,000
Total	$250,000,000

Schedule 3.13

MATERIAL AGREEMENTS AND LIENS

PART A – MATERIAL AGREEMENTS

Aggregate Principal
Description	Amount Outstanding
Indenture, dated November 13, 1997, by and among the Borrower and Bank of Montreal Trust Company, as supplemented, dated November 13, 1997 related to $125,000,000 7% Senior Notes due 2007 and to $175,000,000 7.5% Debentures due 2027, and as supplemented by the Second Supplemental Indenture, dated January 13, 1998 relating to $200,000,000 7% Senior Notes due January 15, 2018.	$432,110,000

Note Purchase Agreement, dates as of December 1, 1998, by and among the Borrower and the parties listed on the signature pages thereto related to 7.18% Senior Notes due 2010.	$450,000,000

Preferred Securities Guarantee Agreement between Hearst-Argyle Television, Inc. and Wilmington Trust Company Dated as of December 20, 2001.	$130,000,000

PART B – LIENS

None.

Schedule 3.14

LIST OF SUBSIDIARIES OF THE COMPANY

Entity Name*	State of Organization
HEARST-ARGYLE STATIONS, INC.	NEVADA
WAPT HEARST-ARGYLE TELEVISION, INC.	CALIFORNIA
KHBS HEARST-ARGYLE TELEVISION, INC.	CALIFORNIA
KMBC HEARST-ARGYLE TELEVISION, INC.	CALIFORNIA
WBAL HEARST-ARGYLE TELEVISION, INC.	CALIFORNIA
WCVB HEARST-ARGYLE TELEVISION, INC.	CALIFORNIA
WISN HEARST-ARGYLE TELEVISION, INC.	CALIFORNIA
WTAE HEARST-ARGYLE TELEVISION, INC.	CALIFORNIA
OHIO/OKLAHOMA HEARST-ARGYLE TELEVISION, INC.	NEVADA
JACKSON HEARST-ARGYLE TELEVISION, INC.	DELAWARE
ARKANSAS HEARST-ARGYLE TELEVISION, INC.	DELAWARE
HEARST-ARGYLE SPORTS, INC.	DELAWARE
HEARST-ARGYLE PROPERTIES, INC.	DELAWARE
HATV INVESTMENTS, INC.	DELAWARE
DES MOINES HEARST-ARGYLE TELEVISION, INC.	DELAWARE
ORLANDO HEARST-ARGYLE TELEVISION, INC.	DELAWARE
NEW ORLEANS HEARST-ARGYLE TELEVISION, INC.	DELAWARE
WYFF HEARST-ARGYLE TELEVISION, INC.	CALIFORNIA
WXII HEARST-ARGYLE TELEVISION, INC.	CALIFORNIA
KOAT HEARST-ARGYLE TELEVISION, INC.	CALIFORNIA
WLKY HEARST-ARGYLE TELEVISION, INC.	CALIFORNIA
KETV HEARST-ARGYLE TELEVISION, INC.	CALIFORNIA
WGAL HEARST-ARGYLE TELEVISION, INC.	CALIFORNIA
HEARST-ARGYLE CAPITAL TRUST	DELAWARE

*	All subsidiaries are wholly owned.

Schedule 6.06

CERTAIN AFFILIATE TRANSACTIONS

1.	Services Agreement, dated August 29, 1997, by and between Hearst and the Borrower, as amended from time to time.

2.	Management Services Agreement, dated August 29, 1997, by and between Hearst and the Borrower, as amended from time to time.

3.	Studio Lease Agreement, dated August 29, 1997, by and between Hearst and the Borrower, as amended from time to time.

4.	Television Option Agreement, dated August 29, 1997, by and between Hearst and the Borrower, as amended from time to time.

5.	Tax Sharing Agreement, dated August 29, 1997, by and between Hearst and the Borrower.

6.	License Agreement, dated August 29, 1997, by and between Hearst and the Borrower.

7.	Registration Rights Agreement, dated August 29, 1997, by and among the holders party thereto and the Borrower.

8.	Registration Rights Agreement, dated May 25, 1998, by and among the Borrower and each of Emily Rauh Pulitzer, David E. Moore and Michael E. Pulitzer.

9.	FCC Agreement, dated May 25, 1998, by and among Pulitzer Publishing Company, Pulitzer Inc. and the Borrower.

10.	Retransmission Rights Agency Agreement, dated March 8, 2000, by and between the Borrower and Lifetime Entertainment Services.

11.	Retransmission Rights Agency Agreement, dated June 30, 2004, by and between the Borrower and Lifetime Entertainment Services.

12.	License and Support Service Agreement, dated as of November 19, 2004, by and between the Borrower and WideOrbit Inc.

Exhibit A

[FORM OF]
ASSIGNMENT AND ASSUMPTION

          Reference is made to the Credit Agreement dated as of April 15, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hearst-Argyle Television, Inc., a Delaware corporation; the Lenders named therein; Bank of America, N.A., and Wachovia Bank, National Association as Co-Syndication Agents; Harris Nesbitt and BNP Paribas as Co-Documentation Agents; and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

          The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the interests set forth below in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit, LC Disbursements and Swingline Loans held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

          This Assignment and Assumption is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement.

          This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment
(“Assignment Date”):

Percentage Assigned of
Facility/Commitment (set
forth, to at least 8
decimals, as a percentage
of the Facility and the
aggregate Commitments of
Facility	Principal Amount Assigned	all Lenders thereunder)
Commitment Assigned:	$		%
Revolving Loans:	$

The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor

By:

Name:
Title:

[Name of Assignee], as Assignee

By:

Name:
Title:

The undersigned hereby consent to the within assignment: [1]

HEARST-ARGYLE TELEVISION, INC.,		JPMorgan Chase Bank, N.A., as Administrative Agent,

By:		By:

	Name:		Name:
	Title:		Title:

[1]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.

Exhibit B

To the financial institutions
   set forth on Exhibit A hereto
April 15, 2005

April 15, 2005

To the financial institutions
set forth on Exhibit A hereto

Re:	Five-Year Credit Agreement dated as of April 15, 2005 among Hearst-Argyle Television, Inc. as borrower, the lenders parties thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. and Wachovia Bank, National Association as co-syndication agents and Bank of Montreal and BNP Paribas as co-documentation agents (the “Credit Agreement”)

Ladies and Gentlemen:

We have acted as counsel to Hearst-Argyle Television, Inc., a Delaware corporation (the “Company”), in connection with its execution and delivery of the Credit Agreement. This opinion is being rendered to you in compliance with Section 4.01(b) of the Credit Agreement. Capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

In furnishing this opinion letter, we have examined an executed copy of the Credit Agreement. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records and instruments as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth below.

In our examination, we have assumed (i) the due organization, valid existence and good standing of each party to the Credit Agreement, (ii) the requisite power and authority of each party to the Credit Agreement to execute, deliver and perform its obligations under the Credit Agreement, (iii) the due authorization, execution and delivery of the Credit Agreement by each of the parties thereto, (iv) the genuineness of all signatures, (v) the legal capacity of natural persons, (vi) the authenticity of all documents submitted to us as originals and (vii) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

As to any facts material to this opinion letter that we did not independently establish or verify, we have, with your consent, relied upon statements and certificates of responsible officers of the Company, certificates of public officials and the representations and warranties of the Company set forth in the Credit Agreement. We have assumed, without independent investigation, that such statements, certificates and representations are accurate.

Based upon the foregoing and upon such examination of law as we have deemed necessary, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

     The Credit Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

     The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any federal or New York State Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable federal or New York State law or regulation or the charter, by-laws or other organizational documents of the Company or any order of any federal or New York State Governmental Authority applicable to the Company, (c) will not violate or result in a default under any indenture, note purchase agreement, credit agreement or other material agreement known to us and binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower. We express no opinion in this paragraph 2 with respect to any covenant, restriction or provision of any agreement or instrument regarding financial covenants, ratios or tests or that is dependant upon or derived from the financial condition or results of operations of the Company or its Subsidiaries.

The opinions set forth in this letter are further subject to and qualified in all respects by the following:

(a)	We are members of the Bar of the State of New York. We do not express any opinion as to the laws of any jurisdiction other than the State of New York and the federal laws of the United States of America.

(b)	This opinion letter is limited to the matters stated herein and no opinion may be inferred or implied beyond the matters expressly stated.

(c)	We express no opinion regarding the applicability or effect of, or compliance with, federal or state antitrust laws, environmental laws, ERISA, the Communications Act of 1934, as amended or any order, rules or regulations issued thereunder or pertaining thereto.

(d)	We express no opinion with respect to any indemnification or reimbursement obligation or limitation on liability contained in the Credit Agreement, insofar as such provision provides exculpation or exemption from, or requires indemnification or reimbursement of a party for, its own action or inaction, where such action or inaction involves such party’s gross negligence, recklessness or wilful or unlawful misconduct or to the extent any such provision is contrary to public policy.

(e)	We express no opinion with respect to the enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing.

(f)	We express no opinion as to (i) the applicability of, or compliance by any Lender or the Administrative Agent with, any federal, state or local law or regulation and would affect such Lender’s or the Administrative Agent’s right and power to take any actions or exercise any rights or remedies under the Credit Agreement (including, without limitation, provisions regarding the giving of notice, service of process, deficiency proceedings and the order in which actions will be taken) and (ii) any provision that purports to waive rights to object to jurisdiction or venue.

(g)	We express no opinion as to the last sentence of Section 2.18(d) of the Credit Agreement to the extent that such section purports to grant rights of set-off to any purchaser of a participating interest in a Loan.

(h)	With respect to the submission to the jurisdiction of the United States District Court for the Southern District of New York in Section 9.09 of the Credit Agreement, we note the limitation of 28 U.S.C. § 1332 on federal court jurisdiction in cases where diversity of citizenship is lacking, and we also note that such submission and the waivers contained in such section cannot supersede that court’s discretion in determining whether to transfer any action from one federal court to another under 28 U.S.C. § 1404(a).

This opinion letter is being furnished only to you and is solely for your benefit and your permitted assignees under the Credit Agreement, and is not to be quoted, relied upon or otherwise referred to, in whole or in part, for any other purpose without, in each instance, our express prior written consent. We hereby disclaim any duty or obligation to advise you of any change in facts, laws, statutes, ordinances, rules or regulations occurring after the date hereof even though such change may affect the opinions expressed herein.

Very truly yours,

Exhibit A

Financial Institutions

JPMorgan Chase Bank, N.A.
Bank of America, N.A.
Wachovia Bank, N.A.
Harris Nesbitt Financing, Inc.
BNP Paribas
The Royal Bank of Scotland plc
The Bank of New York
Wells Fargo Bank, National Association
Mizuho Corporate Bank Ltd.
UFJ Bank Limited